Amended and Restated
                              EMPLOYMENT AGREEMENT


         This Amended and Restated EMPLOYMENT AGREEMENT (this "Agreement") is made this 28th day of May, 1999, between mortgage.com, inc. (f/k/a First Mortgage Network, Inc.), a Florida corporation (the "Company"), and David Larson (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes the Executive's potential contribution to the growth and success of the Company and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate him therefor; and

         WHEREAS, the Company and the Executive wish to amend and restate in its entirety the Employment Agreement dated July 18, 1997 (the "Former Employment Agreement") which is attached hereto as Exhibit "A" and which, except for certain provisions specifically incorporated by reference, shall be of no further force or effect; and

         WHEREAS, the Executive desires to commit himself to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Certain Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:

         "Affiliate" has the same meaning as "affiliate" in Rule 144(a) promulgated under the Securities Act of 1933, as amended.

         "Beneficial Owner" has the same meaning as "beneficial owner" in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

         "Cause" for termination shall mean (i) Executive's conviction of a felony, (ii) acts of Executive which, in the judgment of the Board, constitute fraud on the part of Executive, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Executive either to (a) continue to obey lawful written instruction of the Board after 30 days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected, or (b) correct any conduct of Executive which constitutes a breach of this Agreement after 30 days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected.

         "Change of Control" shall be deemed to have occurred if, after the effective date of this Agreement, any one Person (or group of Affiliated Persons) other than an Excluded Person or an underwriter temporarily holding securities pursuant to an offer of such securities, becomes a Beneficial Owner, directly or indirectly, of securities representing 40% or more of the total number of votes that may be cast for the election of directors of the Company.

         "Date of Termination" shall mean (i) if the term of this Agreement expires, the expiration date as specified in Section 2 hereof, (ii) if the Executive's employment is terminated by his death, the date of his death or if the Executive's employment is terminated by his Retirement, the date of his Retirement, (iii) if the Executive's employment is terminated as a result of a disability described in Section 9, the date on which the Executive is terminated in accordance with the provision of Section 9 and (iv) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

         "Excluded Person" means Seth S. Werner, Canaan Equity L.P., Dominion Fund III or Affiliates of any of the foregoing.

         "Net Profits of OPENCLOSE" shall mean the annual (or quarterly, if payments under Section 6d. are made quarterly) net income of OPENCLOSE before the deduction or allowance for federal or state income taxes. In computing Net Profits of OPENCLOSE, the Company shall allocate general overhead and administrative expenses pursuant to the budget attached as Exhibit "H" and all intercompany technology fees shall be waived by the Company. The determination of Net Profits of OPENCLOSE shall otherwise be made in accordance with generally accepted accounting principles consistent with the Company's past accounting practices.

         "Notice of Termination" has the meaning set forth in Section 8(f).

         "Person" means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

         "Retirement" shall be deemed to have occurred if the Executive's employment terminates at age 62 or older, and if the Executive has accrued 15 years of continuous service with the Company or any Affiliate company.

         2. Employment. Unless earlier terminated pursuant to the provisions of
Section 8 hereof, the employment of the Executive by the Company shall be for the term of five (5) years commencing on March 1, 1997 and shall thereafter automatically renew annually for successive terms of one (1) year unless either the Company or the Executive shall give written notice to the other at least ninety (90) days prior to the end of the initial term hereof or any subsequent one (1) year renewal term, as the case may be, of the Company's or the Executive's election not to extend this Agreement, in which event the expiration of the then current term of this Agreement shall constitute the Date of Termination.

         3. Position and Duties. The Executive shall serve as the President and Chief Operating Officer of the Broker Services Group of the Company (the "B.S.G.") and in such additional management positions as the Board and the Executive may mutually agree. As President and Chief Operating Officer of the B.S.G., Executive's sole duties shall consist of the following duties described in the rest of this paragraph. The Executive shall be accountable only to the Chief Executive Officer (the "CEO") of the Company and the Board, and, subject to the authority of the CEO and the Board, shall be the most senior executive having supervision and control over and responsibility for the general management and operation of OPENCLOSE and shall have such other powers and duties as may from time to time be prescribed by the CEO or the Board, provided that such duties are consistent with the Executive's position as the senior executive officer in charge of the general management of OPENCLOSE. The current operations of OPENCLOSE are more particularly described in Exhibit "B" attached hereto. The Executive shall devote his entire working time and efforts to the business and affairs of the Company and shall diligently and faithfully perform the duties of his office pursuant to this Agreement.

         4. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices or such other place as may be mutually agreed to by the Company and the Executive.

         5. Director's Seat. Prior to the time of an initial public offering, the Company shall elect the Executive, and after an initial public offering, the Company shall nominate the Executive to serve as a Board member at each annual meeting of the Company's shareholders occurring during the term of this Agreement.

         6. Compensation.

         a. Base Salary. The Executive shall receive during the term of his employment hereunder an annual base salary ("Base Salary") at the rate of at least Two Hundred Thousand Dollars ($200,000.00). There shall be an annual review for merit by the Board at which time the Executive's annual salary may be increased. Once increased, the Executive's Base Salary hereunder shall not thereafter be reduced. The Executive's Base Salary shall be payable in periodic installments in accordance with the Company's usual practice for senior executives of the Company.

         b. Incentive Compensation Based on Performance of "www.OPENCLOSE.com"

              The Company is in the process of developing an Internet website service (to be located at and hereinafter referred to as "www.OPENCLOSE.com") that provides participating mortgage brokers and lenders with access to Fannie Mae desktop underwriting ("DU") information, product and rate information, and mortgage insurance information, and which is more particularly described in Exhibit "B" attached hereto. (The OPENCLOSE Division of the B.S.G. is hereinafter referred to as "OPENCLOSE"). In addition to Base Salary, during the term of his employment hereunder, the Executive shall be entitled to earn a performance bonus of up to One Hundred Thousand Dollars ($100,000) annually as follows:

              (i) Fifty Thousand Dollars ($50,000) on June 1, 1999 (the "Start Date") if by that date there are (1) a minimum of eight (8) contracts, signed by lenders participating in the OPENCLOSE web site, ("Lender Contracts") or a minimum of eight (8) fully executed letters of intent to enter into a Lender Contract or any combination of Lender Contracts and letters of intent; and (2) a minimum of 30 contracts signed by brokers participating in the OPENCLOSE web site ("Broker Contracts") or thirty (30) letters of intent to enter into a Broker Contract or any combination thereof; and (3) a minimum of twenty-three
(23) submissions to the OPENCLOSE web site. The Start Date shall be extended one
(1) day for each day beyond March 1st, 1999 that the OPENCLOSE web site is not released by the Company for Beta Testing.

              (ii) Fifty Thousand Dollars ($50,000) on January 1, 2000 if by that date there are (1) a minimum of twelve (12) Lender Contracts or letters of intent to enter into a Lender Contract, or any combination thereof; and (2) a minimum of five hundred seventy-five (575) Broker Contracts or letters of intent to enter into a Broker Contract, or any combination thereof; and (3) a minimum of one thousand five hundred eighty (1,580) submissions to the OPENCLOSE web site.

              (iii) The performance criteria in subsequent years shall be as mutually agreed between the parties hereto.

              The amount Executive is entitled to earn under this Section shall not be adjusted proportionally if the minimum number of Lender Contracts, Broker Contracts, letters of intent and submissions is not achieved by the Start Date or January 1, 2000, as the case may be.

         c.   Incentive Compensation Based on Stock Options in the Company.

              (i) In addition to Base Salary and pursuant to the Former Employment Agreement, the Executive has previously received options with a term of ten (10) years to purchase 150,000 shares of the Company's Common Stock at a price of $7.50 per share (the "Options"), pursuant to the Company's Stock Option Plan, which options shall be incentive stock options to the extent permitted by law. (A copy of the Stock Option Agreement between the Executive and the Company for the foregoing 150,000 options is attached hereto as Exhibit "C" and is hereafter referred to as the "150,000 Stock Option Agreement"). In connection with all of the vesting schedules for the Options set forth below, Options which may not be eligible for incentive stock option treatment as a result of yearly or other limits on the number of shares eligible for such treatment shall be deemed to be non-qualified stock options. The Options shall contain a "cashless" exercise feature to the extent that such feature will not result in an Option which would otherwise be a tax-qualified incentive stock option being deemed to be a non-qualified stock option.

              (ii) So long as this Agreement is in effect, the Options shall vest on the earlier of (i) such date or on such conditions as are provided in the 150,000 Stock Option Agreement or (ii) twenty percent (20%) on each one year anniversary from March 1, 1997; provided, however, that, during Executive's employment hereunder, in the event of an initial public offering of the Company's Common Stock which results in the Company's Common Stock being listed on a national securities exchange, on NASDAQ, or on a comparable system (the "IPO"), or a transaction or series of transactions not involving a public offering pursuant to which any person other than Seth Werner, Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership C.V., Canaan Equity L.P., Canaan Ventures II Limited Partnership, Canaan Ventures II Offshore C.V., or Dominion Partners III, or affiliates of any of the foregoing, acquire an aggregate amount of Common Stock representing thirty-three and one-third percent (33-1/3%) or more of the outstanding shares of Common Stock (the "Private Placement"), on or prior to March 1, 1999, or a Change of Control on or prior to March 1, 1999, (x) forty percent (40%) of the Options shall vest on the closing date of the IPO, Private Placement or transaction giving rise to the Change of Control and (y) twenty percent (20%) of the Options shall vest each 6 months thereafter. During Executive's employment hereunder, in the event of an IPO, Private Placement or Change of Control after March 1, 1999, twenty percent (20%) of the Options shall vest each 6 months following the closing date of the IPO, Private Placement or the transaction giving rise to the Change of Control; except that if any Options were scheduled to vest prior to the six month anniversary of the closing date of the IPO, Private Placement or transaction giving rise to a Change of Control (the "Scheduled Options"), the Scheduled

Options shall vest as scheduled (the "Scheduled Option Date") and thereafter twenty percent (20%) of the Options shall vest each six (6) months following Scheduled Option Date.

                    Notwithstanding anything herein or in the 150,000 Stock Option Agreement to the contrary, if the Executive's employment shall be terminated on or after March 1, 1998 for reasons other than (i) for Cause, (ii) as a result of his retirement pursuant to the retirement policies of the Company, or (iii) upon termination by the Executive pursuant to Section 8(e) hereof, the Options (and any other stock options subsequently granted to Executive by Company's Board of Directors) shall become one hundred percent (100%) vested on the Date of Termination.

                    If any change(s) in the federal income tax laws materially affect(s) the tax treatment of the Executive with respect to the Options or the Common Stock purchasable pursuant to the Options, the Company and the Executive agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantage to the employee of, such change(s).

         d. Incentive Compensation Based on Net Profits of the OPENCLOSE Division of B.S.G. In order to increase Executive's incentive to develop the OPENCLOSE business, the Company grants to the Executive the right to share in the Net Profits of OPENCLOSE, or in the Net Proceeds of any External Financing of OPENCLOSE (described below) or in the proceeds of a sale of the OPENCLOSE Division, as follows:

              (i) In consideration of the services to be performed under this Agreement, and of the agreement by the Executive to forbear from exercising (the "Forbearance" ) any portion of the 50,000 Incentive Stock Options granted to Executive in the 1998 Incentive Stock Option Agreement (the "1998 SOA", a copy of which is attached as Exhibit "D") until the earlier of the Initial Vesting Date, as defined herein, or the date the Company exercises its Discontinuance Right, as defined herein, Executive shall have the right to earn as additional incentive compensation a percentage of the Net Profits of OPENCLOSE and the Net Proceeds of any External Financing of OPENCLOSE, if any (the "vested interest" or "VI"), which percentage shall be determined and shall vest as set forth below.. (Notwithstanding the foregoing, in the event the lead managing underwriter for the Company's initial public offering determines that it is in the best interest of the Company for all of Executive's rights in the 1998 SOA to be released prior to the completion of the IPO (the "Underwriter's Option") then, in lieu of the Forbearance, Executive agrees to release all of his right, title and interest to the 1998 SOA pursuant to the Transfer, Assignment and Release, a copy of which is attached as Exhibit "E").

     o        5% on January 1, 2001 (the "Initial Vesting Date")
     o        1% on January 1, 2002
     o        2% on January 1, 2003
     o        2% on January 1, 2004

     o If at any time prior to January 1, 2004 Executive's employment is terminated for any reason other than pursuant to Section 8e hereof, or for Cause, the remaining unvested portion of the VI shall vest immediately such that the VI shall equal ten (10%) percent.

                    Any compensation to which Executive may be entitled under this Section shall be paid to him annually thirty (30) days after the end of the Company's fiscal year, commencing with the first full fiscal year which includes January 1, 2001. Commencing with the second full fiscal year after the Company has achieved Net Profits of OPENCLOSE , the compensation to which Executive is entitled under this Section shall be paid to him quarterly within thirty (30) days after the end of the quarter.

              (ii) Executive's Right of Rescission of the VI. Commencing on the Initial Vesting Date or the date the Executive's employment is terminated for any reason other than termination by the Executive pursuant to Section 8e, whichever is earlier, and continuing for ninety (90) days thereafter (the "Executive's Rescission Period") the Executive shall have the right to deliver written notice to the Company (the "Executive's Rescission Notice") notifying the Company that he is releasing his rights in the VI back to the Company ("Executive's Right of Rescission") (such that he shall have no further right to any portion of the Net Profits of OPENCLOSE or Net Proceeds of any External Financing of OPENCLOSE), and rescinding the Forbearance ; provided, however, that if the Underwriter's Option was exercised, the Executive may elect in the Executive's Rescission Notice to receive a payment (the "Rescission Payment") computed pursuant to either of the following methods at the election of the
Executive:

                    Method 1 (applicable only if Company Common Stock is publicly traded): An amount payable in cash or Common Stock of the Company, at the election of the Executive, equal to the difference between [the average trading price of the Company's Common Stock for the seven (7) trading days immediately preceding the date of the Executive's Rescission Notice] and [the Exercise Price under the 1998 SOA,] multiplied by [the number of shares (the "Share Amount") that Executive would have been vested in under the 1998 SOA on the date of the Rescission Notice had the Executive not released his rights therein pursuant to this Section.] The Exercise Price and the Share Amount shall be adjusted for stock splits and other adjustments pursuant to Section 4.3 of the Company's Restated Stock Option Plan last amended on October 18, 1998. The value of any unvested options computed pursuant to the above method shall be granted to the Executive at such times as the Executive would have become vested in the corresponding number of shares under the 1998 SOA.

                    Method 2: Cash or, if the Company's stock is publicly traded, Common Stock (valued at the average trading price seven (7) trading days immediately preceding the date of Executive's Rescission Notice) of the Company in an amount equal to the fair market value of the VI on the date of Executive's Rescission Notice as determined by the appraisal method set forth on Exhibit "F".

                    In addition, at any time after the expiration of the Executive's Rescission Period, the Executive shall have the right to exercise the Executive's Right of Rescission and release the VI to the Company, in which event the Company shall provide the Executive the Rescission Payment computed in the manner set forth for Method 2.

                    Provisions Regarding Common Stock: In the event the Executive elects to receive Common Stock of the Company in payment of any of the amounts set forth above, the Provisions Regarding Company Common Stock set forth in Exhibit "G shall apply.

              (iii) Company's Right to Redeem the VI. Commencing on the Initial Vesting Date, in the event that the Executive's employment is terminated by either party for any reason, and continuing for one (1) year thereafter (the "Company Rescission Period") or, in the event the Company sells the assets of OPENCLOSE, the Company may deliver written notice to the Executive (the "Company Rescission Notice"), notifying him of the Company's intent to redeem Executive's rights in the VI (the "Company Right of Redemption") for a redemption price equal to the fair market value of the VI on the date of the Company Rescission Notice as determined by the appraisal method set forth on Exhibit "F". Upon completion of the appraisal, and payment of the redemption price, the Executive shall have no further interest in the Net Profits of OPENCLOSE or the Net Proceeds of any External Financing of OPENCLOSE.

              (iv) Net Losses. If OPENCLOSE shall suffer a net loss in any year during the term of this Agreement, including any extension thereof, such loss shall be applied against future Net Profits of OPENCLOSE plus the proceeds of External Financing so that the balance of compensation which Executive shall be entitled to receive over his Base Salary under this provision shall be the Net Profits of OPENCLOSE for the then-current year reduced by net losses, if any, in prior years which have not been previously applied against Net Profits of OPENCLOSE or the proceeds of External Financing. Net losses sustained by OPENCLOSE in years prior to the effective date of this Agreement shall not enter into the computation of Net Profits of OPENCLOSE and shall not be applied against future Net Profits of OPENCLOSE or the proceeds of External Financing. The Company shall furnish Executive with detailed annual statements of profit and loss for OPENCLOSE contemporaneously with the completion of the yearly audit of the Company's financial statements by its independent auditors.

                    Notwithstanding anything herein to the contrary, , Executive shall be entitled to receive his share of Net Profits of OPENCLOSE only to the extent the cumulative net losses of the OPENCLOSE Division' do not exceed One Million Five Hundred Thousand Dollars ($1,500,000) plus the proceeds of External Financing. In the event the cumulative net losses of the OPENCLOSE Division exceed the sum of One Million Five Hundred Thousand Dollars, ($1,500,000) plus the proceeds of External Financing, one hundred percent (100%) of the net income of the OPENCLOSE Division shall be applied against cumulative net losses, and no amount of Net Profit or External Financing shall be paid to the Executive, until such time as the cumulative net losses do not exceed One Million Five Hundred Thousand Dollars($1,500,000) plus the proceeds of External Financing.

              (v) Definition of Net Proceeds of any External Financing. The provisions of this paragraph 6d(v) apply only if the assets of the OPENCLOSE Division are distributed to a separate entity controlled by the Company (the "OPENCLOSE Newco"), and the operations consist solely of OPENCLOSE.com. The term Net Proceeds of any "External Financing" shall mean the proceeds of any debt or equity financing obtained by the Company from third parties (other than Affiliates), less expenses incurred in obtaining such debt or equity financing but only to the extent such Net Proceeds are obtained based solely upon the assets of OPENCLOSE through the sale of debt or equity in the OPENCLOSE Division. However, the Net Proceeds of any External Financing of OPENCLOSE shall be paid first to the Company in return of its capital investment in OPENCLOSE up to $1,500,000. Thereafter, a percentage of the Net Proceeds of any External Financing of OPENCLOSE shall be paid to the Executive equal to the VI. [As an example: suppose the Company has invested Two Million Dollars ($2,000,000) in OPENCLOSE and the net proceeds of any External Financing of OPENCLOSE is Three Million Dollars ($3,000,000) and the VI is ten percent (10%). The first Five Hundred Thousand Dollars ($500,000) will be used to repay the Company's investment and the remainder shall be split ten percent (10%) to Executive and ninety percent (90%) to the Company. The same shall apply upon the independent sale of the OPENCLOSE Division should it occur, provided, however, that after the sale of the OPENCLOSE Newco to an entity not controlled by the Company, the Executive shall have no further VI in the Net Profits or External Financing of the OPENCLOSE Newco.]

                    Contemporaneously with any payments made hereunder, the Company shall provide Executive with a schedule showing the calculations made in connection herewith, in reasonable detail, and shall allow Executive and his representatives access to the underlying detail to verify the calculations, provided such representatives agree to be bound by a customary nondisclosure agreement as provided by the Company.

         e. Company's Right to Discontinue OPENCLOSE and Executive's Option to Purchase OPENCLOSE.

              (i) The Company reserves the right to discontinue or substantially reduce the level of commitment to operation of OPENCLOSE at any time, in its sole discretion (the "Discontinuance Right"). Without in any respect limiting the right of the Company to sell or otherwise transfer OPENCLOSE, it is agreed that the Company's sale or other transfer (directly or indirectly) of OPENCLOSE for value to a third party, including as a result of a business combination or sale of the Company's stock, shall not be deemed to be an exercise of the Discontinuance Right.

              (ii) In the event the Company exercises its Discontinuance Right prior to the Initial Vesting Date, the Forbearance shall be rescinded, and Executive shall receive as severance compensation at the rate set forth in
Section 10c and, in addition, the Executive shall have the right to obtain ownership of and continue the business of the OPENCLOSE Division. If the Executive elects to exercise that right, the Company shall assign to Executive or his affiliated entity (the "Transferee") each OPENCLOSE Lender Contract and Broker Contract subject to (i) the prior written consent to such assignment of each Lender, Broker and FannieMae required in connection therewith; and (ii) the assumption by the Transferee, in a form reasonably acceptable to the Company, of all of the Company's obligations under each such Lender, Broker or third party Contract required in connection therewith and shall transfer to the Transferee all other assets primarily used in the conduct of the business of OPENCLOSE (the "Assignment").

              (iii) In the event the Company exercises its Discontinuance Right after the Initial Vesting Date, the Forbearance shall not be rescinded and Executive shall, at the election of the Executive, be entitled to receive the Assignment.

                    In the event the Company exercises its Discontinuance Right, it agrees to give Executive ninety (90) days written notice in order that Executive may exercise the election to receive the Assignment.

         f. Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder (according to the policies and procedures from time to time established by the Board for its senior executive officers) provided that the Executive properly accounts therefor in accordance with Company policy.

         g. Fringe Benefits. During the term of his employment, the Executive shall be entitled to participate in or receive benefits under all the Company's employee benefits plans and arrangements, including any retirement plan, stock option plan, profit-sharing plan, savings plan, health-and-accident plan, disability plan, insurance or other arrangement made available by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

         h. Vacations. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays provided by the Company to its senior executive officers.

         i. Car Allowance. During the term of this Employment Agreement, the Executive shall, at the Executive's expense, maintain an automobile available for use in connection with the performance of his duties hereunder and shall be entitled to a car allowance of $1,500 per month.

         j. Insurance. The Company shall obtain and pay for and keep in force at all times while Executive is employed by Company and thereafter as provided herein, an insurance policy on the life of the Executive with a death benefit not less than the greater of (i) four (4) times the Base Salary or (ii) Seven Hundred Fifty Thousand Dollars ($750,000); provided, that if the Executive is not insurable at the insurer's lowest rates for healthy, non-smoking males of the Executive's age (the "Non-Rated Premiums"), then the Company shall obtain and pay for an insurance policy on the life of the Executive in the face amount obtainable for such Non-Rated Premiums. The Executive shall have the exclusive right to designate the beneficiaries of any life insurance policy provided by the Company hereunder and to change the beneficiaries from time to time. Such policy and the proceeds and cash value thereof, if any, shall be the sole property of the Executive, and the Company shall not retain any benefit therein. Upon termination of the Executive's employment by the Company for Cause, upon a disability described in Section 8, as a result of his Retirement , by the Executive pursuant to Section 7(e), or by the Company or the Executive pursuant to notice as set forth in Section 2 hereof, the Company's obligation to pay the premiums on such insurance shall cease; in all other events the premiums shall be paid for eighteen (18) months following the Date of Termination. In addition, the Company shall, at such time as the Company's Board of Directors shall determine that such purchase is in the Company best interests, purchase and maintain directors' and officers' insurance coverage in such amounts and on such terms as the Board of Directors shall deem customary for companies within the Company's industry, and the Company shall agree to indemnify Executive to the same extent as Company shall agree to indemnify other senior executives.

         k. Market Rate Home Financing. The Company shall supply to the Executive market rate mortgage loan financing to enable the Executive to purchase a residence in Florida. Unless otherwise agreed upon by the Company and Executive, any such financing shall have a term of no less than 30 years and shall not be greater than 95% of the price of the new residence; provided, however, that in no event shall the amount of any such loan exceed $570,000. The Executive shall be responsible for all principal and interest on the mortgage loan. The Company will offer wholesale rates and will not add origination fees, discount points, processing fees, underwriting and closing fees, or any mark-up whatsoever.

         7. Unauthorized Disclosure.

         During the period of his employment hereunder and following termination thereof, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, formulas, designs or styles, processes, customers, computer software and systems, computer programming or methods of marketing, the disclosure of which would be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive shall have no obligation hereunder to keep confidential any confidential information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Executive will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

         8. Termination.

         a. Death and Retirement. The Executive's employment hereunder shall terminate upon his death. The Executive's employment hereunder shall terminate upon his Retirement.

         b. Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder at any time for Cause by delivering a Notice of Termination to the Executive.

         c. Termination by the Company without Cause. The Company may terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive at least (90) days prior to the Date of Termination.

         d. Constructive Discharge. If the Company (i) breaches its obligations described in Sections 2-6 or engages in any other material breach of the terms of this Agreement, or (ii) exercises its rights under Section 6e(i), or (iv) there is a material adverse change by the Board or the CEO of Executive's functions, duties, or responsibilities without Executive's written consent, and, as a result of such change, Executive's position with the Company shall be or becomes one of less dignity, responsibility, importance or scope, the Executive shall have the option to terminate this Agreement and such termination shall be treated for all purposes as a termination by the Company pursuant to subsection
(c) of this Section.

         e. Termination by the Executive. The Executive may terminate his employment hereunder upon delivering a Notice of Termination to the Company not less than thirty (30) days prior to the Date of Termination.

         f. Notice of Termination. Any termination by the Company pursuant to subsections (b) or (c) of this Section, and any termination by the Executive pursuant to subsections (d) or (e) of this Section, shall be communicated by a written notice delivered by certified mail, return receipt requested, within the appropriate time periods, if any, specified in such subsections, and such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon. If the termination is pursuant to subsections (b) or (d) of this Section, the Notice of Termination also shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         9. Disability. If as a result of the Executive's incapacity due to physical or mental illness, as determined in writing by a physician reasonably acceptable to Executive, the Executive shall have been absent from his duties hereunder on a full-time basis for the Disability Period (as defined below), and the Executive is incapable of performing such duties, and within thirty (30) days after the Company notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of his duties hereunder on substantially a full-time basis, the Company may terminate the Executive and replace him without breaching this Agreement. As used herein, the Disability Period shall mean the period of disability required by the Company's disability insurance policies as a condition to providing disability benefits to the Executive under such policies.

         10. Compensation Upon Termination or During Disability.

         a. If the Executive's employment shall be terminated by reason of his disability or death, the Executive or Executive's estate shall be entitled to all compensation and fringe benefits accrued and vested through the end of the month of his death, all accrued and vested retirement benefits and, if no beneficiary is designated, the proceeds of the insurance policy provided for in
Section 6(J) hereof; provided, however, that if the Executive's employment is terminated as a result of disability within the meaning of Section 9, the Company shall provide such disability benefits to the Executive as are made available to other senior executive officers of the Company.

         b. If the Executive's employment shall be terminated (i) for Cause, or
(ii) as a result of his retirement pursuant to the retirement policies of the Company, the Executive shall be entitled to receive (i) his full Base Salary accrued through the Date of Termination at the rate in effect at the time the notice of termination is given, (ii) only such Options as have vested prior to the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement, and (iii) incentive compensation accrued or vested prior to the Date of Termination.

         c. If the Company shall terminate the Executive's employment prior to March 1, 2002 for a reason other than Cause, disability or retirement pursuant to the retirement policies of the Company, then the Company shall pay to the Executive his full Base Salary accrued through the Date of Termination at the rate in effect at the time the notice of termination is given. In addition, in lieu of any further salary payments to the Executive for periods subsequent to such Date of Termination, the Company shall pay as severance pay to the Executive an amount equal to (a) one hundred fifty percent (150%) of Executive's annual Base Salary in effect as of the Date of Termination payable in eighteen
(18) equal monthly installments, plus (b) the amount of Executive's car allowance for eighteen (18) months payable in eighteen (18) equal monthly installments (the "Severance Payment"). In addition, the Company shall maintain in full force and effect for the continued benefit of the Executive for eighteen
(18) months following the Date of Termination, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination; provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. To the extent that the Executive's benefits from any pension, profit sharing or other retirement plan or program (whether tax qualified or otherwise) are not vested on the Date of Termination, except for the VI, the Company shall pay to the Executive in eighteen (18) equal monthly installments following the Date of Termination, the present value of the difference between the amounts which would have been paid to the Executive had he been fully vested on the Date of Termination and the amounts actually paid or payable to the Executive pursuant to such plans or programs (the "Retirement Payment" and together with the Severance Payment, the "Termination Payments").

         d. If the Company shall terminate the Executive's employment after March 1, 2002, other than pursuant to notice as set forth in Section 2 hereof, or for a reason other than Cause, disability or retirement pursuant to the retirement policies of the Company, then the Company shall continue to pay to the Executive his full Base Salary plus car allowance from the Date of Termination at the rate in effect at the time the notice of termination is given through the end of the then current one year (1) renewal term, and Executive shall not be entitled to the Termination Payments described in subsection c. above.

         11. Non-Competition. In recognition of the Company's substantial relationships with business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that, in the event of any termination, except termination under Sections 8(c) or 8(d) the Executive shall not, for a period expiring one (1) year after the Date of Termination, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the online mortgage origination business of the Company or its affiliates, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues or sales for its most recently completed fiscal year. Nothing in this Section 11 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in Section 1 is the date the term of this Agreement expires as specified in Section 2.

         12. Non-Solicitation. In recognition of the Company's substantial relationships with customers, members, business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that during the term of his employment with the Company, and for a period of one (1) year following the termination of his employment by Company for Cause or by Executive voluntarily, he will not, directly or indirectly, for himself or for any other commercial enterprise, directly or indirectly (i) solicit any of the Company's customers, members or joint venture partners, which relationships are in existence during the term of his employment or at the time of termination of such employment, as the case may be, or (ii) solicit or discuss with any employee of the Company the employment of such Company employee by any commercial enterprise other than the Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than the Company. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in Section 1 is the date the term of this Agreement expires as specified in Section 2.

              The Executive acknowledges that the enforcement of the provisions in this Section shall not result in unreasonable deprivation of his right to earn a living and that if the provisions of this Section shall be determined by any court to be invalid or unenforceable to any extent, then this Section shall be deemed to be amended so as to be valid and enforceable to the fullest extent permitted by law.

         13. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  David Larson
                  21562 St. Andrews Grand Circle
                  Boca Raton, FL 33486

                  If to the Company:

                  mortgage.com, inc.
                  8751 Broward Boulevard, Fifth Floor
                  Plantation, Florida 33324
                  Attn:  Mr. Seth Werner, CEO

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding on the successors and assigns of the parties hereto. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, exclusive of conflicts of laws principles.

         16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without regard to the choice of law or conflict of laws provisions thereof).

         18. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and expenses from the losing party, whether incurred before suit is brought, before or at trial, on appeal, or in insolvency proceedings.

         19. Jurisdiction. Each party to this Agreement hereby irrevocably submits to the jurisdiction of any Florida state court or federal court sitting in Broward County, Florida in any action or proceeding arising out of or relating to this Agreement, or any other related document, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida state or federal court. The Company and Executive agree that such jurisdiction and venue shall be exclusive and each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. Entire Agreement; Modification. This Agreement supercedes all previous agreements including the Former Employment Agreement and represents the entire agreement between the parties hereto with respect to the subject matter hereof. It may not be amended or modified except by a written instrument executed by both parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                      mortgage.com, inc. ("Company")

                                      By:  /s/ Seth Werner
                                      ---  ---------------
                                           Seth Werner, Chief Executive Officer

/s/ David Larson
-------------------------------
David Larson ("Executive")

                                    EXHIBITS


Exhibit F                  Appraisal Method for Right of Recision

                                    EXHIBIT F

                     Appraisal Method for Right of Recision


         In order to exercise the Right of Recision, the Executive shall provide to the Company written notice that Executive elects to exercise the Right of Recision and such notice shall be given by registered or certified mail. Such notice shall designate an Independent Appraiser.

         Upon receipt of such notice, the Company shall also select an Independent Appraiser. Each of the Independent Appraisers selected by Executive and the Company shall be at the cost and expense of the Company and shall be instructed to complete the required appraisal of the Division within fifteen
(15) days of his appointment. The Company and the Executive shall supply all information necessary to allow the appraisers to perform the appraisals.

         Following submission of the independent appraisers' reports to the Company and the Executive, the Company and the Executive shall have five (5) business days (an "Agreement Period") to agree on a valuation. If the Company and the Executive agree on a valuation, then the fair market value of the VI shall be set at such agreed upon figure, and the Executive's election to convert shall become irrevocable. If the Company and the Executive cannot so agree, the Executive shall have the option to rescind his Recision Notice by written notice of such recision (by facsimile to the Chief Executive Officer of the Company, with receipt confirmed by telephone) no later than the first business day following the end of the Agreement Period. No partial recision shall be permitted. If no Recision Notice is timely delivered, the Executive's election to convert shall become irrevocable. The two independent appraisers submitting reports shall be instructed by the Executive and the Company, respectively, to immediately appoint a third independent appraiser to perform the valuation. The third independent Appraiser shall be instructed to complete the required appraisal within fifteen (15) days of his appointment. The value of the VI, as determined by the third appraiser, shall be final and binding upon the Company and the Executive, free of challenge or review in any court.